EXHIBIT 10.27

SHORT-TERM INCENTIVE COMPENSATION PLAN

December 15, 2023

Policy Information

Document Title:	Short-Term Incentive Compensation Plan
Content Owner:	Chief Human Resources and Inclusion Officer (HRI)
Certification of Compliance Contact:	N/A
Policy Category:	Management Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	N/A
Review Frequency:	Annually
Initial Effective Date:	01/01/2013
Last CEO Approval Date:	11/30/2023
Next Review Date:	12/2024

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1.0    Purpose. The purpose of the Short Term Incentive Compensation Plan (Plan) of the Federal Home Loan Bank of Topeka (FHLBank) is to promote the mission and financial performance of FHLBank by providing incentives to employees (also referred to as business partners) for accomplishing annual goals that are aligned with FHLBank's mission and business objectives and to enhance FHLBank’s capacity to attract, retain and motivate business partners by offering competitive short-term incentive compensation opportunities.
2.0Definitions.
2.1 Award means the incentive payment provided pursuant to the Plan based on achievement of the Performance Measures during the Performance Period and as calculated as set forth in this Plan.
2.2 Earned Base Salary means a Participant’s actual wages paid during the calendar year, excluding taxable fringe benefits, cash gifts received by the Participant from FHLBank, signing bonuses, relocation expenses, employee referral rewards, supplemental bonuses, and other types of income that are not typically included in base salary. The President and CEO retains sole discretion in determining what qualifies as Earned Base Salary.
2.3 Participants are regular full-time, regular part-time, and year-round interns as further described below under Eligibility.
2.4 Performance Measure means each performance factor stated in the Target Document that is taken into consideration under the Plan in determining the value of an Award.
2.5 Performance Period means the period over which FHLBank’s performance is measured based on parameters set forth in the Target Document approved by the President and CEO, and which shall be based on a calendar year.
2.6 Retirement means a Participant meeting one of the following criteria: (1) 55 years of age or older with at least 10 years of service; (2) 60 years of age or older with at least 5 years of service; (3) 65 years of age or older regardless of service; or (4) the combination of the Participant’s age and years of service equals or exceeds 80; provided that, in each case, the Participant enters into a non-solicitation agreement in the form required by the FHLBank.
2.7 Target Document means the document in effect for a Performance Period, as approved by the President and CEO, which sets forth the Performance Measures upon which Awards are determined.
3.0Eligibility.
3.1 All regular full-time and regular part-time business partners employed by FHLBank at any time during the Performance Period, other than business partners who participate in the Executive Incentive Compensation Plan (EICP), the Chief Audit Executive Incentive Compensation Plan or the Audit department STIP, are eligible to participate in the Plan.
3.2 A Participant whose employment is terminated prior to the last day of the Performance Period, other than as set forth below, shall discontinue and forfeit rights to participate in the Plan and is not eligible to receive any Award pursuant to this Plan.
3.3 Independent contractors are ineligible to participate in the Plan, regardless if they are later reclassified as common law employees.
4.0 Awards.
4.1 Awards under the Plan are based on Performance Measures set forth in the Target Document and vary depending on actual performance compared to the Performance Measures. Under the Plan, Participants may earn the following Awards based on the Officer Level assigned by the President and CEO expressed as a percent of their Earned Base Salary, for performance that is between threshold and optimum.

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Officer Level	Threshold (% of Earned Base Salary)	Target (% of Earned Base Salary)	Optimum (% of Earned Base Salary)
Non-Officer	7.5%	15.0%	22.5%
Officer	8.75%	17.5%	26.25%
AVP	10.0%	20.0%	30.0%
VP	12.5%	25.0%	37.5%
FVP	17.5%	35.0%	52.5%
Awards may be earned for performance anywhere within a Performance Measure’s performance range, from threshold to optimum. For performance between threshold and target, or between target and optimum, linear interpolation is used to ensure that the Award is consistent with the level of performance. For example, if a Participant is assigned to Officer Level VP, and their annual level of performance on a Performance Measure is midway between threshold and target, they would earn an annual award that is midway between threshold and target in the above table, or 18.75 percent of their Earned Base Salary.
If a Participant’s performance is evaluated against more than one Performance Measure, then the Award earned by the Participant against each Performance Measure is reduced proportionately to reflect the Performance Measure’s weight. For example, if the Participant in the example in the preceding paragraph achieved an annual level of performance on a Performance Measure that is midway between threshold and target, and the Performance Measure’s weight is 50 percent, then the Participant would earn an annual award for his or her performance against that Performance Measure equal to 9.375 percent of their Earned Base Salary, rather than 18.75 percent, (i.e., 50% x 18.75% = 9.375%).
4.2 The President and CEO or HRI shall compute the total Award earned by each Participant subject to the terms and conditions stated herein as soon as practicable after the end of the Performance Period to allow payment to business partners by January 31 following the end of the Performance Period. Participants will not receive any Awards, at any time, for performance against Performance Measures that are not at least equal to the Performance Measures’ annual threshold levels of performance.
4.3 The President and CEO has the discretion to reduce or eliminate Awards at their discretion, in the event of, but not limited to, the following circumstances:
a)FHLBank receives a composite “4” or “5” rating in its Federal Housing Finance Agency (FHFA) examination for the Performance Period;
b)The President and CEO finds a serious, material safety or soundness problem, or a serious, material risk-management deficiency exists at FHLBank, or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or to data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) FHLBank fails to make sufficient progress, as determined by the President and CEO, in a timely remediation of significant examination, monitoring or other supervisory findings; or
c)During the most recent examination of FHLBank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of FHLBank and such unsafe or unsound practice or condition is not subsequently resolved in favor of FHLBank by the last day of the Performance Period.

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5.0 Calculation of Award.
The formula for determining the Award for performance against a single Performance Measure during the Performance Period is:
Award = [(Earned Base) (Measure Achievement) (Measure Weight)]
Where: Award = the cash payment at the end of the Performance Period.
Earned Base is as defined in the Definitions.
Measure Achievement = FHLBank’s performance in relation to the Performance Measure.
Measure Weight = the weight assigned to the Performance Measure.
6.0 Timing and Form of Awards.
The Award provided under the Plan will be paid in full, in cash, by January 31 following the close of the Performance Period, or as soon as practicable. Final payment will be subject to all applicable tax withholdings.
7.0Forfeiture of Awards.
7.1 Notwithstanding any other provisions of the Plan, payment of any Award hereunder to a Participant will, at the discretion of the President and CEO, be discontinued and forfeited, and FHLBank will have no further obligation hereunder to such Participant if the Participant:
a)Is not employed by FHLBank on the last day of the Performance Period;
b)Engages in competition with the FHLBank or interferes with the business relationships of FHLBank during Participant’s employment or following termination of Participant’s employment with FHLBank; or
c)Discloses any confidential information of FHLBank to any third party by any means, or refuses to report to FHLBank any discoveries, inventions or improvements conceived by Participant during the course of his or her employment that are in any way applicable to the business of FHLBank.
7.2 If a Participant is not employed by FHLBank on the last day of the Performance Period and the Participant’s employment terminated because of death, disability, the elimination of the Participant's job or Retirement (as defined above), Awards may be prorated through the date of termination at the discretion of the President and CEO.
7.3 The President and CEO shall have sole discretion with respect to the application of the provisions of this Plan, and such exercise of discretion shall be conclusive and binding on all Participants and all other persons.
8.0 Additional Awards.
The President and CEO, in his or her discretion, may establish Award opportunities for other Participants as deemed necessary by the President and CEO in addition to the Awards described above. Such Award opportunities shall be subject to the requirements of this Plan and will be documented with HRI.
9.0 Recordkeeping.
The books and records to be maintained for the purpose of the Plan shall be maintained by the business partners of FHLBank at its expense, and subject to the supervision and control of the President and CEO. All expenses of administering the Plan shall be paid by the FHLBank.

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10.0 Debts.
No benefit or interest available under the Plan will be subject in any manner to anticipation or alienation and no Participant has any direct or indirect right to sell, transfer, assign, pledge, attach, garnish or otherwise encumber any anticipated Award and any effort(s) to do so shall be void and unenforceable, and FHLBank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an Award under the Plan.
11.0 Limitations.
This Plan is not to be construed as constituting a contract of employment. The Plan does not limit nor impair the right of FHLBank to terminate any employee of FHLBank with or without cause at any time. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of FHLBank.
12.0 Exceptions/Violations.
Exceptions may be provided in writing by the President and CEO.
13.0 Policy Review.
This policy shall be reviewed annually and revised as needed by the Chief Human Resources & Inclusion Officer. Following such review, the policy shall be submitted for review by the Executive Team and approval by the President and CEO.